Exhibit 10.1

CONFIDENTIAL - HAND-DELIVERED

June 25, 2009

John S. Millet
55 Indian Pipe Drive
Wynantskill, NY 12198

Dear John:

Berkshire Insurance Group, Inc. (the “Company”) is terminating your employment today. However, the Company desires to resolve any and all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms. To that end, the Company is offering you a separation package in accordance with the terms of this Letter Agreement. Upon your signature, this Letter Agreement shall constitute the agreement between you and the Company on the terms of your separation from employment as follows:

1. Your employment with the Company shall conclude effective as of June 25, 2009 (the “Separation Date”). As of today, you shall receive your earned salary through the Separation Date and also shall receive full payment for all of your accrued, unused vacation time in the amount of $12,308.

2. Although you are not otherwise entitled to it, in consideration of your acceptance of this Letter Agreement, the Company shall provide you with a separation payment in the gross amount of $200,000 (the “Separation Pay”), less legally required withholdings. Your Separation Pay shall be made in six equal monthly installments (each in the gross amount of $33,333.33) beginning on the first regularly-scheduled Company pay date following eight days after which you execute this Letter Agreement and return it to the Company without revocation. No Company contribution or match shall be made to the Company’s 401(k) Plan on account of the Separation Pay or otherwise after the Separation Date. You agree that under the terms of certain “Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan Restricted Stock Award Agreements” (the “Restricted Stock Agreements”) signed by you as of February 2, 2006, January 30, 2007, February 25, 2008 and April 1, 2009, you hereby forfeit your unvested Stock Award, as defined in the Restricted Stock Agreements, as of the Separation Date and all of your rights to any unvested stock are null and void. Thus, you will not vest in any Bank-related options or awards or any kind that are scheduled to vest after the Separation Date and you have forfeited any interest in any such unvested options or awards.

3. The Company also agrees to provide you with your group health and dental insurance benefits, at no additional cost to you, through June 30, 2009. After that date, you shall be entitled to receive extended health coverage through the Company, at your own expense, at whatever premium the Company is permitted to charge by law and for whatever period is provided by law. You shall receive further information concerning your rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).

4. Other than the obligations of the Company as set forth above, you represent and agree that you are not entitled to any other wages, salary, bonuses, vacation pay, benefits or any other compensation or reimbursements from the Company. You acknowledge and agree that all wages, salaries, employee benefits, severance payments, vacation payments, payments for sickness or other absence, debts and financial obligations owed to you and/or arising out of your employment and the termination thereof have been paid in full and/or are hereby discharged, except as expressly set forth to the contrary in this Letter Agreement. You further represent and warrant that you have not assigned or attempted to assign any right or interest in any claim against the Company to any other person and that no other person has an interest in such rights or claims.

5. As is standard in situations where an employer is paying an employee additional compensation upon separation, you agree to waive and release and promise never to assert any and all claims that you have or might have against the Company, arising from and related to your employment with and/or separation from the Company. For purposes of this Letter Agreement, the term “Company” means and includes Berkshire Insurance Group, Inc., Berkshire Bank and Berkshire Hills Bancorp, Inc., their predecessors and successors, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, insurers, attorneys, agents and assigns, and all of their parent or controlling corporations, and their affiliates and subsidiaries, or any other legal entity describing Berkshire Insurance Group, Inc., Berkshire Bank and Berkshire Hills Bancorp Inc.’s organization or through which they conduct business.

6. You represent and warrant that you have not filed any complaints, charges or claims against the Company with any local, state or federal court or administrative agency and agree that if any such complaints, charges or claims have been filed against the Company they shall be dismissed with prejudice. You agree that you will not file or commence any complaint, charge, or action against the Company alleging wrongdoing pertaining to your employment with the Company or the termination thereof. You agree that if any governmental agency, court or arbitrator hereafter assumes jurisdiction of any complaint, charge, or action against the Company involving such matters, you will not participate in such proceeding or action, as a witness or otherwise, unless compelled by subpoena or court order to do so and only after giving the Company immediate advance written notice of such subpoena or order and all cooperation reasonably required by the Company to challenge or limit the same.

7. Except with respect to any rights arising out of this Letter Agreement, you specifically agree that you waive, release and discharge any and all manner of claims, charges, demands, actions, causes of actions, proceedings, fees, attorneys’ fees, costs, disbursements, damages, promises, contracts and penalties or penalties of any kind whatsoever, known or unknown, in law or in equity, which you ever had, now have or may have under any federal or state laws (including, but not limited to labor, employment, retaliation or discrimination laws), statutes, public policies, orders or regulations, including, but not limited to those under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and

Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the New York Human Rights Law, the New York Workers’ Compensation Law, the New York Labor Law (other than for unemployment benefits), under any other law pertaining to wages, employment benefits, terms and conditions of employment, discrimination or any judicially created or recognized remedies under common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence and breach of the covenant of good faith and fair dealing and any claims under the Restricted Stock Agreements. You specifically agree that this waiver and release is intended to apply to any and all claims for retaliation, harassment, emotional distress (including mental suffering and similar claims for emotional or psychological damages), injury to personal reputation, defamation, negligence, discrimination and under any alleged contract, policy, plan or program. It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Letter Agreement is executed. The consideration given by the Company in exchange for your General Release exceeds anything of value to which you otherwise were entitled in the absence of a waiver.

8. Release of ADEA Claims. Not in limitation of the previous paragraph, by signing this Letter Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and its state law equivalent. You are not, however, waiving any rights or claims that may arise after the execution of this Letter Agreement. You specifically acknowledge that this waiver and release releases the Company from liability to you for any alleged violation of the ADEA to the date of this Letter Agreement.

9. With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in an action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission (“EEOC”), the Massachusetts Commission Against Discrimination (“MCAD”), the New York State Division of Human Rights (“NYSDHR”), or any other federal, state or local governmental agency or department. Nothing in this Letter Agreement shall be construed to affect the rights and responsibilities of the EEOC, MCAD and/or NYSDHR to enforce the anti-discrimination laws. Also, nothing in this Letter Agreement may be used to justify interfering with the employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, MCAD or NYSDHR. In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Company from any liability or obligation to reinstate, rehire or reemploy you in any capacity.

10. You agree and understand that the release and waiver set forth above is intended to extinguish any right that you may have to seek or obtain payment for attorneys’ fees, expert witness fees, costs or disbursements from the Company related to the subject matter of this release and waiver under any law, rule or regulation for any reason.

11. Notwithstanding the foregoing, nothing in the above release and waiver shall affect any right you may have to receive unemployment benefits under New York or Massachusetts Law or any rights expressly reserved by or granted to you in this Agreement or any rights you may have or become entitled to in the future to receive benefits under the Company’s pension and welfare benefit plans at the times set forth in such plans for the payment of the same pursuant to each plan’s documents and the relevant elections under the plans which may have been made or may be made in the future by you or your respective heirs, successors, or assigns.

12. By executing this Letter Agreement, you agree to keep the terms of this document confidential. However, nothing in this Letter Agreement shall prohibit you from disclosing such confidential information (i) to your counsel and accountants; (ii) to your spouse; (iii) to government authorities requesting such information; and (iv) as otherwise required by law. You also acknowledge and agree that you have been the recipient of confidential and proprietary business information that is a valuable, special and unique asset of the Company’s business and you agree that you will not use or disclose such confidential and proprietary information except as may be expressly permitted by the Company’s Board of Directors, in writing, or as may be required by law.

13. You represent and agree that as of the Separation Date, you will return to the Company all documents and information, in paper or electronic form, including but not limited to memoranda, notes, financial information, plans, records, projections, reports, customer or vendor lists or information which came into your possession as a result of your employment with the Company. You further agree to return all Company property on your Separation Date, including but not limited to any computer equipment, mobile phone, software, keys, access cards, credit cards, files and any other property that was issued to you. You also agree to cooperate with the Company to the extent that your knowledge of facts concerning the Company’s business is required for any business reason or for any court or administrative proceeding.

14. You agree not to make any disparaging statements concerning the Company, its affiliates or current or former officers, directors, employees or agents and further agree not to take any actions or conduct which would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, employees or agents. The provisions of this paragraph shall not apply to any truthful statement required to be made by you or the Company in any legal proceeding or governmental or regulatory investigation.

15. You agree to execute and be bound by the terms and conditions set forth on the Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit A and incorporated herein. You shall execute and deliver a signed original of Exhibit A to the Company simultaneously with your delivery of a signed original of this Letter Agreement.

16. You acknowledge and agree that the restrictions set forth in this Letter Agreement and in Exhibit A are reasonable and necessary in order to protect the good will and legitimate business interests of the Company and that any violation thereof would likely result in irreparable injury to the Company. You therefore agree that, in the event of a violation or threatened violation of any of the restrictions on conduct by you contained in this Letter Agreement and/or Exhibit A, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, in addition to any other rights or remedies.

17. In addition to the remedies provided in this Letter Agreement, Exhibit A and otherwise available at law or in equity, in the event of any breach by you of the restrictions contained in this Letter Agreement and Exhibit A, the Company shall have the right (and the exercise of such right shall not constitute an election of remedies) to recover from you the amount of any portion of the Separation Pay that shall have been paid to you under this Letter Agreement and cease all future installment payments of the Separation Pay, in which event you shall be deemed to have forfeited (as liquidated damages and not a penalty) your right to the Separation Pay, and the Company also shall have the right to recover the reasonable fees and disbursements of its counsel incurred in connection with the pursuit of any and all remedies pertaining to such breach or impending breach.

18. If the Company shall exercise its rights under the previous paragraph of this Letter Agreement, then the Letter Agreement and Exhibit A shall remain in full force and effect and the obligations imposed upon you in both documents shall continue.

19. You acknowledge that you will have twenty-one (21) days from receipt within which to consider whether or not it is in your best interest to accept this offer and sign this Letter Agreement and that you may rescind it within seven days of the day you sign it, after which time it becomes irrevocable. Prior to executing this Letter Agreement, I advise you to consult with an attorney before signing this Letter Agreement. By signing this Letter Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this with an attorney of your choice. You also represent that you know and understand the contents of this Letter Agreement, including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Company from all claims. You represent that the only consideration for signing this Letter Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Letter Agreement. You represent that your waivers are in exchange for extra consideration to which you would not have been entitled in the absence of the waivers. You further acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Letter Agreement and that you are solely responsible for determining those consequences.

20. This Letter Agreement shall become effective and enforceable the eighth day after you have executed the document and delivered it to the Company (the “Effective Date”). You understand that you have the right to revoke this Letter Agreement at any time within that period. If you choose to revoke, this Letter Agreement may only be revoked in its entirety. Once revoked, no provision of this Letter Agreement shall be enforceable.

21. You acknowledge that the payments and benefits described in this Letter Agreement constitute a special separation benefit which the Company is providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the Company.

22. We agree and specifically acknowledge that we are entering into this Letter Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Company. This Letter Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Company and any other agreement is merged into and extinguished by this Letter Agreement. This Letter Agreement shall not be deemed an admission by the Company of a violation of any statute or law or wrongdoing of any kind.

23. The invalidation or unenforceability of any provision of this Letter Agreement shall not affect the enforceability of its remaining provisions. Furthermore, nothing contained in this Letter Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Letter Agreement and any statute, law, ordinance, order, or regulation, such statute, law, ordinance, order, or regulation shall prevail, provided, however, that in such an event: (a) the provisions of this Letter Agreement so effected shall be limited only to the extent necessary to permit compliance with the minimum legal requirement as a court of competent jurisdiction may impose; (b) no other provisions of this Letter Agreement shall be affected thereby; and (c) all such other provisions shall continue in full force and effect.

24. The waiver by either party of a breach or violation of any provision of this Letter Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

25. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes any and all prior representations, understandings, or agreements between them. This Agreement can be changed or amended only by a writing of subsequent date signed by you and the Company. You may not assign, transfer, or otherwise dispose of any rights granted to you under this Agreement, including any right to payment.

26. The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Letter Agreement shall be deemed to be executed and performed in Massachusetts and shall be enforceable only in the Massachusetts courts.

If you are in agreement with the terms set forth above, please indicate by executing a copy of this letter and returning it to me.

THE COMPANY,

By: /s/ David B. Farrell
David B. Farrell
EVP, Integrated Services

I understand and agree completely to the foregoing as of June 30th, 2009

/s/ John S. Millet
John S. Millet

Witness: /s/ Stacey A. Millet

EXHIBIT A

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

Non-Solicitation and Non-Competition Agreement (this “Agreement”) dated as of June      , 2009 between BERKSHIIRE INSURANCE GROUP, INC., a Massachusetts corporation with a principal place of business located in Pittsfield, Massachusetts and JOHN S. MILLET of Wynantskill, NY (“Millet”).

PRELIMINARY STATEMENT

The Company (defined for purposes of this Agreement to mean and include Berkshire Insurance Group, Inc., Berkshire Bank and Berkshire Hills Bancorp, Inc.) and Millet are parties to a Letter Agreement containing a general release of even date (the “Separation Agreement”) which is incorporated herein by reference; and

Pursuant to the terms of the Separation Agreement, the Company has agreed to pay Millet the gross amount of $200,000, less customary payroll taxes and deductions; and

Pursuant to the terms of the Separation Agreement, Millet has agreed to enter into a Non- Solicitation and Non-Competition Agreement in partial consideration for the Company’s agreement to pay Millet the Separation Pay; and

The duration of the Non-Solicitation and Non-Competition Agreement is six (6) months from the date of Millet’s Separation from the Company; and

Millet agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information, and other confidential information which are valuable to the Company, and that their goodwill, protection, and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Millet agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on him.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Non-Competition.

(a) Millet hereby agrees that, beginning on June 25, 2009 and for a period of 6 months thereafter — until December 25, 2009 – (the “Non-Competition Period”), Millet shall not, directly or indirectly own, manage, operate, join, be employed by, perform services, consulting or other work for, or provide any assistance to (the “Prohibited Activities”), any corporation, partnership, or other entity or person which owns, manages, operates, controls, participates in the ownership, management, operation or control of, is employed by, performs services or other work for, provides any assistance to, is engaged with respect to any banking, insurance or financial business including, but not limited to, banks, insurance businesses or credit unions, which engages in such banking, insurance or financial business and has an office or offices located within (a) any of the following Massachusetts counties: Berkshire, Hampshire, Hampden and Franklin; and/or (b) any of the following Vermont counties: Bennington, Rutland and Windsor (a “Competitor Employer”).

(b) Millet acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein and the geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company.

(c) In the event that the provisions of this Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas under this Agreement.

(d) In the event that a Competitor Employer contacts Millet for the purpose of requesting that Millet engage in Prohibited Activities with a Competitor Employer during the Non-Competition Period, Millet may request that the Company waive the provisions of paragraph 1(a) of this Agreement. The Company shall consider Millet’s request for a waiver, but is under no obligation to grant the waiver. The Company shall have absolute and sole discretion to decide whether or not to grant the waiver. If, in its absolute and sole discretion, the Company decides to grant the waiver request, the waiver shall not become effective until Millet and the Company shall have entered into a written modification of this Agreement, signed by both parties.

2. Non-Solicitation. Millet hereby agrees that, beginning on June 25, 2009 and for a period of 6 months thereafter — ending on December 25, 2009 — Millet shall not directly, indirectly or through another person, recruit, solicit, interfere with, or hire or attempt to recruit, solicit, interfere with, or hire, any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement. During the same time period, Millet shall not solicit or accept from any current customer of the Company, business competitive with the business done by the Company with such customer nor shall he persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company. Millet also shall not interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier or vendor of the Company, or solicit such party to discontinue or reduce its business with the Company.

3. Consideration. As consideration for the obligations of Millet hereunder, the Company shall satisfy its obligations to Millet as described in the Separation Agreement.

4. Defaults. Millet shall be deemed to be in default of his obligations under this Agreement (a “Default”) if Millet shall have breached his obligations under Section 1 hereof and such default shall continue for 15 days after the Company shall have given Millet notice of such default.

5. Remedies.

(a) Millet acknowledges that in the event of an actual or threatened Default, the Company’s remedies at law will be inadequate. Accordingly, the Company shall be entitled, at its election, to enjoin any actual or threatened Default, and/or to obtain specific performance of Millet’s obligations under Section 1 hereof without the necessity of showing any actual damage or the inadequacy of monetary damages. Any such equitable remedy shall not constitute the sole and exclusive remedy for any such breach, and the Company shall be entitled to pursue any other remedies at law or in equity. In the event of a Default by Millet, the Company shall be entitled to (a) recover from Millet its costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement and (b) cease making payments to Millet under paragraph 2 of the Separation Agreement without invalidating any portion of the Separation Agreement.

(b) Any court proceeding to enforce this Agreement may be commenced by either party in the Berkshire Superior Court, Pittsfield, Commonwealth of Massachusetts. The parties hereto submit to the exclusive jurisdiction of such courts and waive any objection which they may have to the pursuit of any such proceeding in such courts.

6. Entire Agreement. This Agreement, together with the Letter Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, oral and written, between the parties with respect to the subject matter hereof.

7. Non-Waiver. The failure by a party in one or more instances to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any rights or privileges conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

8. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Massachusetts applicable to contracts made and wholly to be performed in the Commonwealth.

9. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, assigns, heirs and personal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument on the date first above written.

JOHN S. MILLET

BERKSHIRE INSURANCE GROUP, INC.,

By:
      Its

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